                                                                         2/25/00

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                         HOOKER FURNITURE CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          Hooker Furniture Corporation
                         440 East Commonwealth Boulevard
                          Martinsville, Virginia 24112



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held March 30, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hooker Furniture Corporation (the "Company") will be held at the Company's corporate headquarters, 440 East Commonwealth Boulevard, Martinsville, Virginia, on Thursday, March 30, 2000, at 10:00 A.M., for the following purposes:

            (1) To elect ten directors to serve a one-year term on the
                Company's Board of Directors;

            (2) To ratify the selection of BDO Seidman, LLP as the independent public accountants for the Company for 2000; and

            (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The stockholders of record of the Company's Common Stock at the close of business on February 14, 2000 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

     Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                             By Order of the Board of Directors,

                                   /s/ Robert W. Sherwood

                                     Robert W. Sherwood
                                        Secretary


February 28, 2000

                          Hooker Furniture Corporation
                         440 East Commonwealth Boulevard
                          Martinsville, Virginia 24112

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 March 30, 2000


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, March 30, 2000, at 10:00 A.M., at the Company's corporate headquarters, 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about February 28, 2000 to all holders of record on February 14, 2000 of the Company's common stock, no par value (the "Common Stock"). Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                  VOTING RIGHTS

     On February 14, 2000 there were 7,617,298 shares of Common Stock outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.


                              ELECTION OF DIRECTORS

     The Company proposes the reelection of J. Clyde Hooker, Jr., Paul B. Toms, Jr., Douglas C. Williams, Henry P. Long, Jr., E. Larry Ryder, W. Christopher Beeler, Jr., John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr. and L. Dudley Walker to hold office until the next Annual Meeting of Stockholders is held and their successors are elected. All of the nominees listed were previously elected directors by the stockholders. The Board of Directors of the Company presently consists of 10 directors whose terms expire at the time of the 2000 Annual Meeting.

     The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

     J. Clyde Hooker, Jr., 79, has been a Director since 1947. Mr. Hooker has been Chairman of the Board since 1987 and Chief Executive Officer since 1966. Mr. Hooker also served as President and Chief Operating Officer from May 1999, upon the retirement of Mr. A. Frank Hooker, Jr., to December 1999. He was President from 1960 to 1987. Prior to 1960, Mr. Hooker held various positions in sales and marketing. Mr. Hooker joined the Company in 1946. He is the first cousin of A. Frank Hooker, Jr. and the uncle of Paul B. Toms, Jr.

     Paul B. Toms, Jr., 45, has been a Director since 1993. Mr. Toms was elected President and Chief Operating Officer in December 1999. Mr. Toms was Executive Vice President - Sales & Marketing from December 1994 to December 1999, Senior Vice President - Sales & Marketing during 1993 and 1994 and Vice President - Sales from 1987 to 1993. Mr. Toms joined the Company in 1983. Mr. Toms is the nephew of J. Clyde Hooker, Jr.

     Douglas C. Williams, 52, has been a Director since 1987. Mr. Williams was elected Executive Vice President - Manufacturing in December 1999. He was Senior Vice-President - Manufacturing from 1987 to 1999 and Vice President - Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in production. Mr. Williams joined the Company in 1971.

     Henry P. Long, Jr., 48, has been a Director since 1993. Mr. Long has been Senior Vice President - Merchandising and Design since 1994. He was Vice President - Sales from 1987 to 1994. Mr. Long joined the Company in 1983.

     E. Larry Ryder, 52, has been a Director since 1987. Mr. Ryder has been Senior Vice President - Finance and Administration since 1987, Assistant Treasurer since 1998 and Assistant Secretary since 1990. He was Treasurer from 1989 to 1998 and Vice President - Finance and Administration from 1983 to 1987. Prior to 1983, Mr. Ryder served in various financial capacities. Mr. Ryder joined the Company in 1977.

     W. Christopher Beeler, Jr., 48, has been a Director since 1994. He is the President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation).

     John L. Gregory, III, 52, has been a Director since 1988. He is a partner in, and is a director of, the law firm of Young, Haskins, Mann, Gregory & Smith, P.C.

     Irving M. Groves, Jr., 70, has been a Director since 1964. He is the retired Chief Executive Officer, President and Chairman of Piedmont BankGroup (a predecessor to MainStreet Financial Corporation which was acquired by BB&T Corporation in 1999).

     A. Frank Hooker, Jr., 70, has been a Director since 1958. He is the retired President and Chief Operating Officer of the Company. He served in those positions from 1987 until his retirement in May 1999. Mr. Hooker is the first cousin of J. Clyde Hooker, Jr.

     L. Dudley Walker, 69, has been a Director since 1995. He is Chairman of the Board of VF Knitwear, Inc. (formerly Bassett-Walker, Inc.) a manufacturer of knitted fleecewear and T-shirts and a wholly-owned subsidiary of V. F. Corporation. Mr. Walker is the retired President and Chief Executive Officer of Bassett-Walker, Inc. He is a director of V. F. Corporation.

     The law firm of Young, Haskins, Mann, Gregory & Smith, P.C. (of which Mr. Gregory is a director) was utilized as counsel by the Company during the fiscal year ended November 30, 1999 and the Company expects to use the firm during the current fiscal year.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met six times during fiscal 1999. Each incumbent director attended or acted upon at least 75% of the total 1999 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

     During fiscal 1999, directors received an annual retainer fee of $1,000 and $750 for each meeting attended, including committee meetings or special assignments. Executive officers who served as directors were not compensated for attending special meetings or committee meetings or for special assignments. For services as directors of the Company during 1999, Messrs. Gregory and Groves each received $5,500 and Messrs. Beeler and Walker each received $4,750. Each of the other directors received $4,000 for services during fiscal 1999.

     Beginning in January 2000, each director will receive an annual retainer fee of $2,000, $1,000 for each Board meeting attended and $500 for each committee meeting . Executive officers who serve as directors will not be compensated for attending special meetings or committee meetings.

     During fiscal 1999, the Company did not have a standing audit, nominating or compensation committee, or any committees performing similar functions.

     In March 1999, the Board of Directors formed a Compensation Committee which met for the first time on December 14, 1999. The Compensation Committee presently consists of Messrs. Groves, Beeler, Gregory, A. Frank Hooker, Jr. and Walker. The Compensation Committee will make recommendations concerning salaries and incentive compensation for the chief executive officer and the next five most highly compensated executive officers of the Company.

     In December 1999, the Board of Directors formed an Audit Committee. The Audit Committee presently consists of Messrs. Beeler, Gregory and Groves and is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee will also serve as direct liaison with the Company's independent public accountants and recommend the selection or discharge of such accountants.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements, except that Raymond T. Harm made a late Form 3 filing.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth, for the fiscal years ended November 30, 1999 and 1998, the compensation for services in all capacities to the Company of those persons who at November 30, 1999 were the Company's Chief Executive Officer, the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 1999 and the former President and Chief Operating Officer of the Company, who retired in May 1999 (collectively, the "Named Executive Officers").



                                                                  Annual Compensation
                                                          ----------------------------------            All Other
      Name and Principal Position               Year        Salary ($)(1)         Bonus ($)        Compensation ($)(2)
      ---------------------------               ----        -------------         ---------     ----------------------
J. Clyde Hooker, Jr., Chairman and
 Chief Executive Officer                       1999           $154,001          $  98,671           $   26,507
                                               1998            154,000             73,497               27,147
Paul B. Toms, Jr., President and Chief
 Operating Officer (3)                         1999            151,601            138,139               36,518
                                               1998            145,600            102,896               32,503
Douglas C. Williams, Executive
 Vice President-Manufacturing (4)              1999            170,200            138,139               19,777
                                               1998            163,600            102,896               17,443
Henry P. Long, Jr., Senior Vice
 President-Design & Merchandising              1999            121,601             98,671               17,162
                                               1998            116,800             73,497               14,819
E. Larry Ryder, Senior Vice
 President-Finance & Administration            1999            136,602             98,671               24,871
                                               1998            131,200             73,497               21,816
A. Frank Hooker, Jr., President and
 Chief Operating Officer (5)                   1999            193,001            148,006                8,081
                                               1998            185,200            110,246                6,454

_____________
(1) Includes for each Named Executive Officer compensation for services as a director in the amount of $4,000. See "Meetings of the Board of Directors and Committees."

(2) All Other Compensation for 1999 for each Named Executive Officer (excluding
    A. Frank Hooker, Jr.) includes the present value of the benefit to the executive officer of the Company's contribution toward premiums for split dollar life insurance under a program offered to all officers and plant managers in the following amounts: J. Clyde Hooker, Jr. $18,426;
    Mr. Toms, $28,437; Mr. Williams, $11, 696; Mr. Long, $9,081; and
    Mr. Ryder, $16,790. The present value was calculated using the applicable federal rate in effect for November 1999. The Company is entitled to recover the premiums paid to the insurer on such split dollar life policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy. All Other Compensation for each Named Executive Officer for 1999 also includes employer contributions to the Company's 401(k) Plan of $5,000 and ESOP of $3,081.

(3) Mr. Toms was elected President and Chief Operating Officer on December 21, 1999. During the fiscal year ended November 30, 1999, Mr. Toms served as Executive Vice President - Marketing.

(4) Mr. Williams was elected Executive Vice President - Manufacturing on December 21, 1999. During the fiscal year ended November 30, 1999, Mr. Williams served as Senior Vice President - Manufacturing.

(5) A. Frank Hooker, Jr. retired as President and Chief Operating Officer effective May 24, 1999. He continued to receive his annual rate of salary after termination of employment and received his full bonus for the fiscal year ended November 30, 1999.

Salary Continuation Agreements

     Messrs. Toms, Williams, Long, Ryder and A. Frank Hooker, Jr. have each entered into a salary continuation agreement under a plan maintained by the Company for certain management employees. Pursuant to these agreements each such executive officer, or his beneficiary, will be entitled to receive ten annual payments of $40,000 upon the executive officer's retirement at age 60, death or disability. If the executive officer retires after attaining age 55 and before age 60, the annual payment will be reduced by 120th for each full month remaining from the date of retirement until the executive officer's 60th birthday. Benefits payable on account of the death of the executive officer commence immediately, while benefits payable on account of the disability of the executive officer will not commence until the date on which the executive officer reaches age 60.

     A. Frank Hooker, Jr. retired at age 69 effective May 24, 1999. He received the first of his ten annual $40,000 installments under his Salary Continuation Agreement in January 2000. He will receive nine more annual installments of $40,000, for an aggregate payment of $400,000.

Board Interlocks and Insider Participation in Compensation Decisions

     Messrs. J. Clyde Hooker, Jr., Toms, Long, Ryder and Williams are each an officer and a director of the Company and each participated in the deliberations of the Company's Board of Directors concerning executive officer compensation during the fiscal year ended November 30, 1999. A. Frank Hooker, Jr., who was an officer of the Company until his retirement in May 1999, also participated in the deliberations of the Company's Board of Directors concerning executive officer compensation.

     See "Meetings of the Board of Directors and Committees" for information regarding the Board's recently formed Compensation Committee.


                     BOARD REPORT ON EXECUTIVE COMPENSATION

General Policy

     The Company's Executive Officer Compensation Program is administered by the Board of Directors. The overall objectives of the program are to attract and retain highly qualified executive talent, to motivate executives to achieve the goals inherent in the Company's business strategy and to link executive compensation to individual performance as well as the financial performance of the Company.

     The primary elements of the program are base salary, annual bonus, salary continuation and split dollar life insurance. While the elements of compensation described below are considered separately, the Board takes into account all of these items of compensation as a whole in determining the appropriate levels of executive compensation.

Base Salaries and Bonus Opportunities

     The Board of Directors sets the base salaries and bonus opportunities for the chief executive officer and chief operating officer each year. At the beginning of the 1999 fiscal year, the Board of Directors reviewed proposals submitted by management for the annual salary and bonus opportunity for each of the chief executive officer and the chief operating officer. The proposed bonus opportunity for each executive was based on a specified percentage of the Company's adjusted pre-tax earnings in excess of $5 million.

     In conducting its review of this proposal, the Board of Directors considered management's review of a furniture industry association report on executive compensation for certain organizations. The report analyzed industry cash compensation levels for executive positions identical to or similar to the positions held by the Company's senior executives. The report presented industry salary and total cash compensation by size of the reporting organizations.

     The Board set the salary and bonus opportunity for each of the chief executive officer and the chief operating officer at the level proposed by management. The approved salaries and bonus opportunities fell in the upper median range of the 73 companies who participated in the association report.

     After setting the cash compensation levels of the chief executive officer and the chief operating officer, the Board delegated to the chief executive officer and the chief operating officer the authority to set compensation levels for the remaining executive officers.

Salary Continuation

     The Board of Directors has established a salary continuation plan for certain employees of the Company, including the executive officers. The plan is designed to provide additional retirement or disability benefits to supplement the benefits payable under the Company's tax-qualified plans. The plan is also designed to help retain executive talent.

     The plan provides benefits in specified amounts to the executives upon retirement, death or disability. Executives become entitled to receive the full amount of benefits available under the plan upon attainment of age 60, and a reduced level of benefits upon attainment of age 55. Benefits are also payable in connection with an executive's death or disability. Payment of the death benefit commences immediately, while payment of the disability benefit does not commence until the executive reaches age 60. Each of the Company's executive officers, with the exception of the chief executive officer, participates in the salary continuation plan.

Split Dollar Insurance

     The policies provide the executive with life insurance benefits during his working life and paid up insurance at his retirement. The Company is entitled to recover premiums paid to the insurer on such split dollar policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policy.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting compensation of over $1 million that is paid in any taxable year to the Company's chief executive officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the Company's executive officers are below this threshold. In the future, the Board of Directors may approve compensation that would not be fully deductible under Section 162(m) if, in the Board of Director's judgment, after considering the additional costs of not qualifying for full deduction, such compensation is appropriate.

Creation of Compensation Committee

     In March 1999, the Board of Directors created a Compensation Committee, consisting entirely of members who are not employees of the Company. In the future, the Compensation Committee will review and recommend to the Board of Directors actions to continue a compensation structure intended to enhance the profitability of the Company.

                                              Respectfully submitted,

                                              J. Clyde Hooker, Jr.
                                              Paul B. Toms, Jr.
                                              Douglas C. Williams
                                              Henry P. Long, Jr.
                                              E. Larry Ryder
                                              W. Christopher Beeler, Jr.
                                              John L. Gregory, III
                                              Irving M. Groves, Jr.
                                              A. Frank Hooker, Jr.,
                                              L. Dudley Walker

                               PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Russell 2000(R) Index, and an industry index, the Wood Household Furniture Index, for the period from April 5, 1999, the date the Company's Common Stock was registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended, to November 30, 1999.



                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
         HOOKER FURNITURE CORPORATION, WOOD HOUSEHOLD FURNITURE INDEX,
                             RUSSELL 2000(R) INDEX


                                    [GRAPH]

                                       04/05/1999         05/31/1999      08/31/1999    11/30/1999
Hooker Furniture (2)                     100.00              103.08           96.72         93.78
Wood Household Furniture Index (3)       100.00              114.32          101.40        105.20
Russell 2000(R) Index (4)                100.00              110.34          107.64        114.15

(1) The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company's Common Stock or the specified index, including reinvestment of dividends.

(2) The Company's Common Stock is not listed for trading on any securities exchange or on Nasdaq and there is no established public trading market for the Company's Common Stock. The cumulative total return for the Company's Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents a limited number of transactions in the Company's Common Stock in the "over-the-counter" market during the period indicated.

(3) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At February 9, 2000, Media General reported that SIC Code 2511 consisted of: Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Pulaski Furniture Corporation and Stanley Furniture Company, Inc.

(4) The Russell 2000(R) Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 14, 2000, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

                                                                           Amount and Nature of Beneficial       Percent
                                                   Name                             Ownership (1)               Of Class
                                                   ----                             -------------               --------
J. Clyde Hooker, Jr. (2)............................................               1,523,570 (3)(4)               20.0%
Paul B. Toms, Jr. (2)...............................................               1,180,456 (5)(6)               15.5%
Mabel H. Toms (2)...................................................               1,128,048 (4)(6)(7)            14.8%
Hooker Furniture Corporation Employee Stock Ownership Plan (8)......                 564,270 (9)                   7.4%
A. Frank Hooker, Jr. (2)............................................                 409,610 (10)                  5.4%
W. Christopher Beeler, Jr. (2)......................................                  82,400 (11)                  1.1%
Irving M. Groves, Jr. (2)...........................................                  25,796 (12)                   *
E. Larry Ryder (2)..................................................                  12,998 (13)                   *
Douglas C. Williams (2).............................................                  12,070 (14)                   *
L. Dudley Walker (2)................................................                  10,000                        *
Henry P. Long, Jr. (2)..............................................                   7,302 (15)                   *
John L. Gregory, III (2)............................................                     800                        *
All directors and executive officers as a group (11 persons)........               2,561,002 (16)                 33.6%




*  Less than one percent.
(1) All share information in this proxy statement reflects a two-for-one stock split effective January 31, 2000.

(2) The business address for such persons is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.

(3) J. Clyde Hooker, Jr. has sole voting and dispositive power with respect to 615,372 shares and shared voting and dispositive power with respect to 902,960 shares. Mr. Hooker also has sole voting power with respect to 5,238 shares held by the Hooker Furniture Corporation Employee Stock Ownership Plan (the "ESOP"). Shares beneficially owned by Mr. Hooker do not include 262,912 shares beneficially owned by members of his family;
     Mr. Hooker disclaims beneficial ownership of such shares. Mr. Hooker may be deemed to share dispositive power with respect to the shares held by the ESOP (see footnote (9) below).

(4) J. Clyde Hooker, Jr. and Mabel H. Toms share voting and dispositive power with respect to 704,000 shares held by family trusts. Such shares are included in the shares beneficially owned by Mr. Hooker and by Mrs. Toms.

(5) Mr. Toms has sole voting and dispositive power with respect to 47,402 shares and shared voting and dispositive power with respect to 1,129,950 shares. Mr. Toms also has sole voting power with respect to 3,104 shares held by the ESOP. Shares beneficially owned by Mr. Toms do not include 2,936 shares beneficially owned by his wife; Mr. Toms disclaims beneficial ownership of such shares.

(6) Mabel H. Toms and her adult children, one of whom is Mr. Toms, share voting and dispositive power with respect to 198,960 shares held by a family trust (the "Toms Family Trust"). In addition, pursuant to a revocable power of attorney, Mr. Toms has shared voting and dispositive power with respect to all 1,128,048 shares (which include the 198,960 shares held by the Toms Family Trust) beneficially owned by Mrs. Toms.

(7) Mrs. Toms has sole voting and dispositive power with respect to 225,088 shares and shared voting and dispositive power with respect to 902,960 shares.

(8) BB&T Corporation serves as trustee (the "ESOP Trustee") of the ESOP. The business address for the ESOP Trustee is BB&T Corporation, Trust Investment Department, P.O. Box 29542, Raleigh, North Carolina 27626-0542.

(9) Shares reported as owned by the ESOP include 30,504 shares that are also reported as beneficially owned by the executive officers. The ESOP Trustee has dispositive power with respect to shares owned by the ESOP. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 1999 such committee consisted of the following officers of the Company: J. Clyde Hooker, Jr., E. Larry Ryder and Jack R. Palmer (Vice President - Human Resources). The ESOP Trustee has sole voting power with respect to 44,560 shares held by the ESOP, which have not been allocated to plan participants. Allocated shares are voted by the ESOP Trustee in accordance with the direction of the ESOP participants.

(10) A. Frank Hooker, Jr. has sole voting and dispositive power with respect to 256,800 shares and shared voting and dispositive power with respect to 145,442 shares. Mr. Hooker also has sole voting power with respect to 7,368 shares held by the ESOP.

(11) Mr. Beeler has sole voting and dispositive power with respect to 2,400 shares and shared voting and dispositive power with respect to 80,000 shares.

(12) Mr. Groves has sole voting and dispositive power with respect to 25,196 shares and shared voting and dispositive power with respect to 600 shares. Shares beneficially owned by Mr. Groves do not include 12,200 shares beneficially owned by his wife; Mr. Groves disclaims beneficial ownership of such shares.

(13) Includes 4,998 shares held by the ESOP, with respect to which Mr. Ryder has sole voting power. Mr. Ryder may also be deemed share dispositive power with respect to the shares held by the ESOP (see footnote (9) above).

(14) Includes 6,494 shares held by the ESOP, with respect to which Mr. Williams has sole voting power.

(15) Mr. Long has sole voting and dispositive power with respect to 2,800 shares and shared voting and dispositive power with respect to 1,200 shares.
     Mr. Long also has sole voting power with respect to 3,302 shares held by the ESOP.

(16) Messrs. J. Clyde Hooker, Jr. and Ryder, each of whom is an executive officer and a director, may be deemed to share dispositive power with respect to the shares held by the ESOP (see footnote (9) above).


                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of BDO Seidman, LLP as independent public accountants for the Company for 2000, subject to ratification by the stockholders. Action by stockholders is not required by law in the selection of independent public accountants, but their selection is submitted by the Board in order to give the stockholders an opportunity to ratify the Board's selection. If the stockholders do not ratify the selection of BDO Seidman, LLP, the Board of Directors will reconsider the selection of independent public accountants. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of BDO Seidman, LLP, as independent public accountants for 2000.

     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                             ADDITIONAL INFORMATION

     Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

     Stockholder Proposals for 2001 Annual Meeting. Any stockholder desiring to present a proposal to the stockholders at the 2001 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before October 31, 2000. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2001 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2001 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after January 14, 2001.


                          By Order of the Board of Directors,

                                 /s/ Robert W. Sherwood

                                   Robert W. Sherwood
                                        Secretary


February 28, 2000

REVOCABLE PROXY
                          HOOKER FURNITURE CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        For the Annual Meeting of Stockholders called for March 30, 2000

   The undersigned hereby appoints J. Clyde Hooker, Jr. and Paul B. Toms, Jr., or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the general offices of the Company, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112 on March 30, 2000 at 10:00 A.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1) Election of Directors

[_] FOR all nominees listed below             [_] WITHHOLD AUTHORITY to vote for all nominees listed
    (except as indicated otherwise                below
    below)

NOMINEES: J. Clyde Hooker, Jr., Paul B. Toms, Jr., Douglas C. Williams, Henry
P. Long, Jr., E. Larry Ryder, W. Christopher Beeler, Jr., John L. Gregory, III, Irving M. Groves, Jr., A. Frank Hooker, Jr., L. Dudley Walker

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

                    ---------------------------------------

(2) Ratification of the selection of BDO Seidman LLP, as independent public accountants of the Company for 2000.
               [_] FOR          [_] AGAINST          [_] ABSTAIN

(3)In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

   All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on March 30, 2000, receipt of which is hereby acknowledged.
                          (Continued and to be dated and signed on reverse side)

[LOGO FOR IBM CARD GOES HERE]

                         (continued from reverse side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

   The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                       Please date this Proxy Card and sign
                                       your name exactly as it appears hereon.
                                       Where there is more than one owner,
                                       each should sign. When signing as an
                                       attorney, administrator, executor,
                                       guardian or trustee, please add your
                                       title as such. If executed by a
                                       corporation, this Proxy Card should be
                                       signed by a duly authorized officer. If
                                       executed by a partnership, please sign
                                       in partnership name by authorized
                                       persons.

                                       Dated ____________________________, 2000

                                       ________________________________________

                                       ________________________________________

                                       Please promptly mark, sign and mail
                                       this Proxy Card in the enclosed enve-
                                       lope. No postage is required.